Exhibit 3.2

ARTICLES OF AMENDMENT
OF
FIRST CAROLINA FINANCIAL SERVICES, INC.

Pursuant to § 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is First Carolina Financial Services, Inc.

2.
Article II of the corporation’s Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

The Corporation shall have authority to issue a total of 110,000,000 shares of capital stock consisting of 100,000,000 shares of Common Stock, $0.50 par value per share, each with one vote per share and 10,000,000 shares of Preferred Stock, no par value per share. The preferences, limitations, and relative rights of the shares of Preferred Stock shall be designated by the Board of Directors and may be issued in one or more series.

Effective upon filing of these Articles of Amendment, each outstanding share of Common Stock shall automatically be converted and reconstituted into 2 shares of Common Stock, each with a par value of $0.50 per share (the “Stock Split”). No fractional interest resulting from the Stock Split shall be issued, and if such fractional share results, the number of shares to be issued to any such shareholder in connection with the Stock Split will be rounded down to the nearest share. All numbers of shares, and all amounts stated on a per share basis contained in these Articles of Amendment are stated after giving effect to such Stock Split and no further adjustment shall be made as a consequence of such Stock Split.

3.
The preceding amendment to the Articles of Incorporation contained herein was adopted by the corporation’s board of directors on the 4th day of June 2026, pursuant to § 55-10-02(4)(a) of the General Statutes of North Carolina. In accordance with § 55-10-02(4)(a) of the General Statutes of North Carolina, shareholder approval is not required for this amendment.

4.
These Articles of Amendment will become effective at [____] Eastern Time on [_____], 2026.

[Signature on following page]

This the _____ day of __________, 2026.

FIRST CAROLINA FINANCIAL SERVICES, INC.

By:
Ronald A. Day
President and Chief Executive Officer

[Signature page to Articles of Amendment]